EXHIBIT 5.1

7800 Rancharrah Parkway Reno, NV 89511 PH (775) 788-2200 | FX (775) 786-1177 fennemorecraig.com

October 4, 2023

Zivo Bioscience, Inc.

21 East Long Lake Road, Suite 100

Bloomfield Hills, Michigan 48304

Re: Registration Statement on Form S-1 for Zivo Bioscience, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for Zivo Bioscience, Inc., a Nevada corporation (the “Company”), in connection with the registration of additional securities of the Company under a Registration Statement on Form S-1, defined below, under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed issuance (collectively, the “Offering”) of up to $8,000,000 in the aggregate sale price of (i) shares (the offered shares, the “Shares”) of common stock, par value $0.001 per share (“Common Stock”), (ii) for some purchasers, in lieu of Shares, pre-funded warrants to purchase Common Stock (the “Pre-Funded Warrants”), and (iii) immediately exercisable warrants to purchase Common Stock (the “Common Warrants” and collectively with the Pre-Funded Warrants, the “Warrants.” The shares of Common Stock underlying the Warrants are referred to herein as the “Warrant Shares.”

We have examined originals or copies of each of the documents listed below:

1. The Articles of Incorporation of the Company, as amended, as certified by an officer of the Company;

2. The Second Amended and Restated Bylaws of the Company, as certified by an officer of the Company;

3. The form of the Securities Purchase Agreement (the “SPA”) and the form of Placement Agency Agreement (the “PAA”);

4. The form of the Common Warrants;

5. The form of the Pre-Funded Warrants;

6. Resolutions of the Board of Directors of the Company (the “Board”), dated as of October 4, 2023, relating to approval of the SPA and the PAA and the registration and issuance of the Common Stock, the Warrants, and the Warrant Shares as certified by an officer of the Company (collectively, the “Resolutions”); and

Zivo Bioscience, Inc.

Re: Registration Statement on Form S-1 for Zivo Bioscience, Inc.

October 4, 2023

7. The Registration Statement on Form S-1 to be filed by the Company with the Securities and Exchange Commission (“SEC”) on October 4, 2023 (the “Registration Statement”).

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete.

We note that the Board has reserved, and assume that the Company will continue to maintain reserved prior to the issuance of any Shares or Warrant Shares, a sufficient number of its duly authorized, but unissued, shares of Common Stock as is necessary to provide for the issuance of the Shares and the Warrant Shares. We further assume that, prior to issuance of any of the securities subject to this opinion letter, the Company will have entered into the SPA and the PAA and such agreements will be in full force and effect.

Based on the foregoing, and subject to the qualifications, exceptions, and limitations set forth herein it is our opinion that:

1. The issuance of the Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Registration Statement, the SPA,the PAA and the Resolutions, and duly adopted resolutions of the Board or a duly constituted and authorized committee thereof, setting the price per Share, the Shares will be validly issued, fully paid and nonassessable.

2. The issuance of the Common Warrants and the Common Stock to be issued thereunder has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Registration Statement, the SPA, the PAA and duly adopted Resolutions of the Board or a duly constituted and authorized committee thereof, setting the exercise price (a) the Common Warrants will be validly issued, and (b) the Common Stock to be issued thereunder, when issued in accordance with a Common Warrant, will be validly issued, fully paid and nonassessable.

Re: Registration Statement on Form S-1 for Zivo Bioscience, Inc.

October 4, 2023

3. Issuance of the Pre-Funded Warrants has been duly authorized by the Company and, when issued and paid for in accordance with the SPA, the PAA and duly adopted resolutions of the Board or a duly constituted and authorized committee thereof, setting the price per Pre-Funded Warrant (a) the Pre-Funded Warrants will be validly issued, and (b) the Common Stock to be issued thereunder, when issued in accordance with a Pre-Funded Warrant, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your acceptance of this opinion shall constitute your agreement to the foregoing.

We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date.

7800 Rancharrah Parkway Reno, NV 89511 PH (775) 788-2200 | FX (775) 786-1177 fennemorecraig.com

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Common Stock, the Common Warrants, the Pre-Funded Warrants, or the Warrant Shares.

Very truly yours,

/s/ Fennemore Craig, P.C.

FENNEMORE CRAIG, P.C.
CETE/Ipeek